Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2016 Earnings
Better-than-expected profitability; comparable sales in line with guidance

•	Second quarter GAAP EPS from continuing operations of $1.07 and Adjusted EPS of $1.23 were above the high end of guidance[1].

•	The Company is on pace to exceed its goal to save $2 billion in costs over the 2-year period ending in 2016.

•	Second quarter comparable sales decreased 1.1 percent, in line with guidance of flat to down 2 percent.

•	Comparable sales growth in Signature Categories outpaced total comparable sales by approximately 3 percentage points; digital channel sales increased 16 percent.

•	Target returned $1.7 billion to shareholders in the second quarter through dividends and share repurchases.

•	For additional media materials, please visit:
https://corporate.target.com/press/multimedia/2016/08/target-q2-2016-earnings

MINNEAPOLIS (Aug. 17, 2016) - Target Corporation (NYSE: TGT) today reported a second quarter 2016 comparable sales decrease of 1.1 percent and GAAP earnings per share (EPS) from continuing operations of $1.07, a decrease of 11.6 percent from second quarter 2015. Second quarter adjusted earnings per share from continuing operations2 (Adjusted EPS), which excludes $161 million of pre-tax early debt retirement losses, were $1.23, an increase of 0.5 percent from second quarter 2015. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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1On May 18, 2016, Target provided second quarter 2016 Adjusted EPS guidance of $1.00 to $1.20 and noted that second quarter GAAP EPS from continuing operations would include approximately $0.17 of expense related to early debt retirement losses.
[2]Adjusted EPS, a non-GAAP financial measure, excludes losses on the early retirement of debt, charges and other financial impacts related to the sale of the pharmacy and clinic businesses to CVS, and the impact of certain discretely managed items, such as discontinued operations, data breach expenses, restructuring costs, and certain other gains and expenses. See the “Discontinued Operations” and “Miscellaneous” sections of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Second Quarter 2016 Earnings - Page 2 of 5
“While we recognize there are opportunities in the business, and are addressing the challenges we are facing in a difficult retail environment, we are pleased that our team delivered second quarter profitability above our expectations,” said Brian Cornell, chairman and CEO of Target. “Looking ahead, we remain focused on our enterprise priorities as we continue to see the benefits of investing in Signature Categories, store experience, new flex-format stores and digital capabilities. Although we are planning for a challenging environment in the back half of the year, we believe we have the right strategy to restore traffic and sales growth over time.”
Third Quarter and Fiscal 2016 Guidance
While Target has plans in place to strengthen results over time, based on the current retail environment the Company believes it is prudent to lower its expectations for comparable sales in the second half of the year. In both the third and fourth quarters of 2016, Target now expects comparable sales growth in the range of (2.0) percent to flat.
In third quarter 2016, Target expects both GAAP EPS from continuing operations and Adjusted EPS of $0.75 to $0.95.
For full-year 2016, Target now expects GAAP EPS from continuing operations of $4.36 to $4.76, compared with prior guidance of $4.76 to $4.96. The Company expects full-year 2016 Adjusted EPS of $4.80 to $5.20, compared with prior guidance of $5.20 to $5.40. The 44-cent difference between the guidance ranges for GAAP EPS from continuing operations and Adjusted EPS primarily reflects early debt retirement losses already reported in 2016.
Third quarter and full-year 2016 GAAP EPS from continuing operations may include the impact of certain discrete items which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items beyond those already reported in the first and second quarters of 2016.
Segment Results
Second quarter 2016 sales decreased 7.2 percent to $16.2 billion from $17.4 billion last year, reflecting a 1.1 percent decrease in comparable sales combined with the removal of pharmacy and clinic revenues from this year’s results. Comparable digital channel sales grew 16 percent and contributed 0.5 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit,

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Target Corporation Announces Second Quarter 2016 Earnings - Page 3 of 5
were $1,241 million in second quarter 2016, a decrease of 8.1 percent from $1,350 million in 2015.
Second quarter EBITDA and EBIT margin rates were 11.2 percent and 7.7 percent, respectively, compared with 10.9 percent and 7.7 percent, respectively, in 2015. Second quarter gross margin rate was 31.3 percent, compared with 30.9 percent in 2015, reflecting the benefit of the sale of the Company’s pharmacy and clinic businesses and ongoing cost savings initiatives, partially offset by investments in promotions and increased digital shipping costs. Second quarter SG&A expense rate was 20.1 percent in 2016, compared with 19.9 percent in 2015, as the deleveraging impact of lower sales and investments in team offset benefits from the sale of the Company’s pharmacy and clinic businesses and continued expense discipline across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s second quarter 2016 net interest expense was $307 million, compared with $148 million last year, driven by a $161 million charge related to the early retirement of debt. Second quarter 2016 effective income tax rate from continuing operations was 33.6 percent, compared with 34.6 percent last year. The decrease was primarily due to losses related to the early retirement of debt.
Capital Returned to Shareholders
In second quarter 2016, the Company returned $1,680 million to shareholders, which consisted of:

•	Repurchasing 19.0 million shares of common stock at an average price of $70.91, for a total investment of $1,350 million.

•	Paying dividends of $330 million.
Since the beginning of the current $10 billion share repurchase program, the Company repurchased 125.0 million common shares at an average price of $70.57, for a total investment of approximately $8.8 billion.
For the trailing twelve months through second quarter 2016, after-tax return on invested capital (ROIC) was 15.8 percent, compared with 13.3 percent for the twelve months through second quarter 2015. Excluding the net gain on the sale of the pharmacy and clinic businesses,

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Target Corporation Announces Second Quarter 2016 Earnings - Page 4 of 5
ROIC for the trailing twelve months through second quarter 2016 was 13.7 percent, reflecting higher profits on a modestly lower base of invested capital. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Discontinued Operations
Second quarter net earnings from discontinued operations were $55 million, compared with after-tax losses of ($20) million last year. Second quarter 2016 net earnings from discontinued operations primarily reflect tax benefits from investment losses in Canada recognized upon court approval of Target Canada’s liquidation plan.
Conference Call Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on Aug. 19, 2016. The replay number is 855-859-2056 (passcode: 56082204).
Miscellaneous
Statements in this release regarding third quarter, fourth quarter and full-year 2016 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 30, 2016. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three and six-month periods ended July 30, 2016, and Aug. 1, 2015. The Company also provides ROIC for the twelve-month periods ended July 30, 2016, and Aug. 1, 2015, respectively, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its

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Target Corporation Announces Second Quarter 2016 Earnings - Page 5 of 5
competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,797 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Sales	$16,169	$17,427	(7.2)%	$32,364	$34,546	(6.3)%
Cost of sales	11,102	12,051	(7.9)	22,286	23,962	(7.0)
Gross margin	5,067	5,376	(5.7)	10,078	10,584	(4.8)
Selling, general and administrative expenses	3,249	3,495	(7.0)	6,402	7,009	(8.7)
Depreciation and amortization	570	551	3.6	1,116	1,090	2.4
Earnings from continuing operations before interest expense and income taxes	1,248	1,330	(6.2)	2,560	2,485	3.0
Net interest expense	307	148	106.4	722	305	137.4
Earnings from continuing operations before income taxes	941	1,182	(20.4)	1,838	2,180	(15.7)
Provision for income taxes	316	409	(22.8)	599	756	(20.8)
Net earnings from continuing operations	625	773	(19.1)	1,239	1,424	(13.0)
Discontinued operations, net of tax	55	(20)		73	(36)
Net earnings	$680	$753	(9.7)%	$1,312	$1,388	(5.5)%
Basic earnings/(loss) per share
Continuing operations	$1.07	$1.21	(11.6)%	$2.10	$2.23	(5.9)%
Discontinued operations	0.09	(0.03)		0.12	(0.06)
Net earnings per share	$1.17	$1.18	(1.4)%	$2.22	$2.17	2.2%
Diluted earnings/(loss) per share
Continuing operations	$1.07	$1.21	(11.6)%	$2.08	$2.21	(5.9)%
Discontinued operations	0.09	(0.03)		0.12	(0.06)
Net earnings per share	$1.16	$1.18	(1.4)%	$2.20	$2.16	2.2%
Weighted average common shares outstanding
Basic	582.2	635.8	(8.4)%	590.3	638.3	(7.5)%
Dilutive impact of share-based awards	4.6	5.2	0	5.0	5.4
Diluted	586.8	641.0	(8.5)%	595.3	643.7	(7.5)%
Antidilutive shares	0.2	—		0.1	—
Dividends declared per share	$0.60	$0.56	7.1%	$1.16	$1.08	7.4%

Note: Per share amounts may not foot due to rounding.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	July 30, 2016	January 30, 2016	August 1, 2015
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short term investments of $303, $3,008 and $1,985	$1,480	$4,046	$2,742
Inventory (a)	8,631	8,601	8,261
Current assets of discontinued operations	83	322	133
Other current assets (a)	1,309	1,161	2,104
Total current assets	11,503	14,130	13,240
Property and equipment
Land	6,111	6,125	6,120
Buildings and improvements	27,315	27,059	26,726
Fixtures and equipment	5,282	5,347	5,145
Computer hardware and software	2,504	2,617	2,550
Construction-in-progress	232	315	494
Accumulated depreciation	(16,510)	(16,246)	(15,452)
Property and equipment, net	24,934	25,217	25,583
Noncurrent assets of discontinued operations	17	75	420
Other noncurrent assets	834	840	950
Total assets	$37,288	$40,262	$40,193
Liabilities and shareholders’ investment
Accounts payable	$6,811	$7,418	$6,944
Accrued and other current liabilities	3,544	4,236	3,768
Current portion of long-term debt and other borrowings	647	815	841
Current liabilities of discontinued operations	1	153	60
Total current liabilities	11,003	12,622	11,613
Long-term debt and other borrowings	12,063	11,945	11,817
Deferred income taxes	754	823	1,192
Noncurrent liabilities of discontinued operations	19	18	276
Other noncurrent liabilities	1,872	1,897	1,353
Total noncurrent liabilities	14,708	14,683	14,638
Shareholders’ investment
Common stock	48	50	53
Additional paid-in capital	5,562	5,348	5,271
Retained earnings	6,579	8,188	9,099
Accumulated other comprehensive loss
Pension and other benefit liabilities	(576)	(588)	(444)
Currency translation adjustment and cash flow hedges	(36)	(41)	(37)
Total shareholders’ investment	11,577	12,957	13,942
Total liabilities and shareholders’ investment	$37,288	$40,262	$40,193
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 574,801,225, 602,226,517 and 630,446,029 shares issued and outstanding at July 30, 2016, January 30, 2016 and August 1, 2015, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at July 30, 2016, January 30, 2016 or August 1, 2015.

(a) At August 1, 2015, $471 million of pharmacy prescription inventory was included in other current assets.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	July 30, 2016	August 1, 2015
Operating activities
Net earnings	$1,312	$1,388
Earnings / (losses) from discontinued operations, net of tax	73	(36)
Net earnings from continuing operations	1,239	1,424
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,116	1,090
Share-based compensation expense	67	54
Deferred income taxes	(79)	(45)
Loss on debt extinguishment	422	—
Noncash (gains) / losses and other, net	(14)	26
Changes in operating accounts
Inventory	(29)	18
Other assets	140	156
Accounts payable and accrued liabilities	(1,466)	(683)
Cash provided by operating activities—continuing operations	1,396	2,040
Cash provided by operating activities—discontinued operations	92	823
Cash provided by operations	1,488	2,863
Investing activities
Expenditures for property and equipment	(684)	(710)
Proceeds from disposal of property and equipment	14	13
Proceeds from sale of business	—	8
Other investments	1	38
Cash required for investing activities—continuing operations	(669)	(651)
Cash provided by investing activities—discontinued operations	—	19
Cash required for investing activities	(669)	(632)
Financing activities
Additions to long-term debt	1,979	—
Reductions of long-term debt	(2,611)	(54)
Dividends paid	(666)	(665)
Repurchase of stock	(2,238)	(1,251)
Stock option exercises	151	271
Cash required for financing activities	(3,385)	(1,699)
Net (decrease) / increase in cash and cash equivalents	(2,566)	532
Cash and cash equivalents at beginning of period	4,046	2,210
Cash and cash equivalents at end of period	$1,480	$2,742

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Six Months Ended
(millions) (unaudited)	July 30, 2016	August 1, 2015 (a)	Change	July 30, 2016	August 1, 2015 (a)	Change
Sales	$16,169	$17,427	(7.2)%	$32,364	$34,546	(6.3)%
Cost of sales	11,102	12,051	(7.9)	22,286	23,962	(7.0)
Gross margin	5,067	5,376	(5.7)	10,078	10,584	(4.8)
SG&A expenses (b)	3,256	3,475	(6.3)	6,398	6,883	(7.1)
EBITDA	1,811	1,901	(4.7)	3,680	3,701	(0.6)
Depreciation and amortization	570	551	3.6	1,116	1,090	2.4
EBIT	$1,241	$1,350	(8.1)%	$2,564	$2,611	(1.8)%
Note: We operate as a single segment which includes all of our continuing operations, excluding net interest expense and certain other discretely managed items. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online, or through mobile devices.
(a) Sales include $1,055 million and $2,128 million related to our former pharmacy and clinic businesses for the three and six months ended August 1, 2015, respectively, and cost of sales include and $840 million and $1,687 million, respectively. The December 2015 sale of these businesses to CVS had no notable impact on EBITDA or EBIT.
(b) SG&A includes $163 million and $321 million of net profit-sharing income under our credit card program agreement for the three and six months ended July 30, 2016, respectively, and $159 million and $311 million for the three and six months ended August 1, 2015, respectively.

	Three Months Ended		Six Months Ended
Segment Rate Analysis (unaudited)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Gross margin rate	31.3%	30.9%	31.1%	30.6%
SG&A expense rate	20.1	19.9	19.8	19.9
EBITDA margin rate (a)	11.2	10.9	11.4	10.7
Depreciation and amortization expense rate	3.5	3.2	3.4	3.2
EBIT margin rate (a)	7.7	7.7	7.9	7.6
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Excluding sales of our former pharmacy and clinic businesses, EBITDA margin rates were 11.6 percent and 11.4 percent for the three and six months ended August 1, 2015, respectively, and EBIT margin rates were 8.2 percent and 8.1 percent, respectively.

	Three Months Ended		Six Months Ended
Sales by Channel (unaudited)	July 30, 2016	August 1, 2015 (a)	July 30, 2016	August 1, 2015 (a)
Stores	96.7%	97.3%	96.6%	97.2%
Digital	3.3	2.7	3.4	2.8
Total	100%	100%	100%	100%
(a) Excluding sales of our former pharmacy and clinic businesses, stores and digital channels sales were 97.1 percent and 2.9 percent of total sales, respectively, for the three and six months ended August 1, 2015.

	Three Months Ended		Six Months Ended
Comparable Sales (unaudited)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Comparable sales change	(1.1)%	2.4%	—%	2.4%
Drivers of change in comparable sales
Number of transactions	(2.2)	1.6	(0.9)	1.3
Average transaction amount	1.1	0.8	1.0	1.1
Selling price per unit	2.6	3.8	2.8	4.5
Units per transaction	(1.5)	(2.9)	(1.7)	(3.2)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Stores channel comparable sales change	(1.6)%	1.8%	(0.5)%	1.7%
Digital channel contribution to comparable sales change	0.5	0.6	0.6	0.7
Total comparable sales change	(1.1)%	2.4%	—%	2.4%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	July 30, 2016	August 1, 2015 (a)	July 30, 2016	August 1, 2015 (a)
Target Debit Card	12.7%	12.0%	12.9%	12.0%
Target Credit Cards	11.1	10.1	10.7	9.8
Total REDcard Penetration	23.9%	22.1%	23.6%	21.8%
Note: Amounts may not foot due to rounding.
(a) Excluding pharmacy and clinic sales, total REDcard penetration was 23.2 percent and 22.9 percent for the three and six months ended August 1, 2015, respectively.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	July 30, 2016	January 30, 2016	August 1, 2015	July 30, 2016	January 30, 2016	August 1, 2015
170,000 or more sq. ft.	278	278	280	49,688	49,688	50,036
50,000 to 169,999 sq. ft.	1,505	1,505	1,514	189,732	189,677	190,608
49,999 or less sq. ft.	14	9	5	300	174	92
Total	1,797	1,792	1,799	239,720	239,539	240,736
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

Adjusted EPS	Three Months Ended
	July 30, 2016			August 1, 2015
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.07			$1.21	(11.6)%
Adjustments
Loss on early retirement of debt	$161	$98	$0.17	$—	$—	$—
Restructuring costs (a)	—	—	—	11	8	0.01
Other (b)	(7)	(4)	(0.01)	9	5	0.01
Resolution of income tax matters	—	—	—	—	(5)	(0.01)
Adjusted diluted earnings per share from continuing operations			$1.23			$1.22	0.5%

	Six Months Ended
	July 30, 2016			August 1, 2015
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$2.08			$2.21	(5.9)%
Adjustments
Loss on early retirement of debt	$422	$257	$0.43	$—	$—	$—
Restructuring costs (a)	—	—	—	114	72	0.11
Other (b)	4	3	—	12	7	0.01
Resolution of income tax matters	—	(3)	—	—	(8)	(0.01)
Adjusted diluted earnings per share from continuing operations			$2.51			$2.32	8.2%

Note: Amounts may not foot due to rounding.
(a) Costs related to our corporate restructuring announced during the first quarter of 2015.
(b) For the three and six months ended July 30, 2016, represents contract termination charges, severance and other items related to the December 2015 sale of our former pharmacy and clinic businesses to CVS. For the three and six months ended August 1, 2015, represents costs related to the 2013 data breach.

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	July 30, 2016	August 1, 2015
Earnings from continuing operations before interest expense and income taxes	$5,605	$4,974
+ Operating lease interest (a)(b)	77	90
Adjusted earnings from continuing operations before interest expense and income taxes	5,682	5,064
- Income tax effect (c)	1,791	1,694
Net operating profit after taxes	$3,891	$3,370

Denominator (dollars in millions) (unaudited)	July 30, 2016	August 1, 2015	August 2, 2014
Current portion of long-term debt and other borrowings	$647	$841	$294
+ Noncurrent portion of long-term debt	12,063	11,817	12,551
+ Shareholders' equity	11,577	13,942	16,433
+ Capitalized operating lease obligations (b)(d)	1,274	1,497	1,573
- Cash and cash equivalents	1,480	2,742	766
- Net assets of discontinued operations	80	217	4,653
Invested capital	$24,001	$25,138	$25,432
Average invested capital (e)	$24,569	$25,286

After-tax return on invested capital (f)	15.8%	13.3%
(a) Represents the add-back to operating income driven by the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 31.5% and 33.4% for the trailing twelve months ended July 30, 2016 and August 1, 2015. For the trailing twelve months ended July 30, 2016 and August 1, 2015, includes tax effect of $1,767 million and $1,664 million, respectively, related to EBIT and $24 million and $30 million, respectively, related to operating lease interest.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f) Excluding the net gain on the sale of our pharmacy and clinic businesses, ROIC was 13.7 percent for the trailing twelve months ended July 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	July 30, 2016	August 1, 2015	August 2, 2014
Total rent expense	$159	$187	$197
Capitalized operating lease obligations (total rent expense x 8)	1,274	1,497	1,573
Operating lease interest (capitalized operating lease obligations x 6%)	77	90	n/a
Subject to reclassification